MANAGERS TRUST I

Amendment No. 13 to Master Trust Agreement

CERTIFICATE AND INSTRUMENT OF AMENDMENT

The undersigned, being at least a majority of the Trustees of Managers Trust I (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Agreement and Declaration of Trust dated December 18, 1991, as amended to date (the “Declaration of Trust”), as follows:

WHEREAS, Article III, Section 6 of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust at any time without the authorization of shareholders for the purpose of eliminating any series or class of shares upon the execution by a majority of the Trustees of an amendment to the Declaration of Trust; and

WHEREAS, the Trustees wish to eliminate a particular series of shares known as Managers Fremont Money Market Fund;

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of March 1, 2007, as follows:

Article III, Section 6 of the Declaration of Trust of the Trust is hereby amended by deleting the first sentence of such Section 6 and substituting therefore the following:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further series or classes or to modify the rights and preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) Managers AMG FQ Tax-Managed U.S. Equity Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (2) Managers AMG FQ U.S. Equity Fund, which shall consist of three classes, Class A, Class C and Institutional Class; (3) Managers California Intermediate Tax-Free Fund; (4) Managers Fremont Bond Fund; (5) Managers Fremont Global Fund; (6) Managers Fremont Institutional Micro-Cap Fund; (7) Managers Fremont Micro-Cap Fund; (8) Managers Real Estate Securities Fund; (9) Managers Small Cap Fund; and (10) Managers AMG FQ Global Alternatives Fund, which shall consist of two classes, Class A and Class C.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber	William E. Chapman, II

/s/ Edward J. Kaier	/s/ Steven J. Paggioli
Edward J. Kaier	Steven J. Paggioli

/s/ Eric Rakowski	/s/ Thomas R. Schneeweis
Eric Rakowski	Thomas R. Schneeweis

/s/ Peter M. Lebovitz	/s/ William J. Nutt
Peter M. Lebovitz	William J. Nutt